EXHIBIT 3.2

AGREEMENT

This Agreement (the “Agreement”) is made on this 11th day of May, 2021, between Emerging Fuels Technology, Inc., an Oklahoma corporation (“EFT”), and Black & Veatch Corporation, a Delaware corporation (“B&V”).

Background

On December 2, 2015, EFT and B&V entered into that certain Stock Purchase Agreement (the “SPA”) under which B&V purchased preferred stock in EFT subject to certain terms and conditions. EFT and B&V now wish to enter into this Agreement to (i) amend certain terms and conditions of the SPA and (ii) set forth certain other commitments between the parties.

Agreement

Accordingly, EFT and B&V agree as follows:

Amendment of SPA

1.       The SPA is hereby amended as follows:

(a)       In the first line of Section 5.2 of the SPA, the phrase “fifth anniversary” is hereby amended to read as “seventh anniversary”;

(b)       In the third line of the example in Section 5.2(a) of the SPA, the phrase “5 years” is hereby amended to read as “7 years”;

(c)       In Section 5.2(e)(v) of the SPA, the phrase “10 years” is hereby amended to read as “12 years”; and

(d)       A new Section 5.2(f) is hereby added to the SPA which will read as follows:

“(f) Early Exercise. If EFT does not complete and close its new (2021/2022) funding efforts and receive at least $15,000,000 of additional capital on or before June 30, 2022, B&V may exercise the Put Option any time on or after the fifth anniversary of the date of the issuance of the Shares.”

Such amended language shall be construed in connection with and as part of the SPA.

Dividend Payments

2.       Each June 30 and December 31, EFT will pay to B&V a dividend of 30% of the unencumbered royalties (prepaid or running) from EFT’s licenses during the preceding 6-month period, including previously received royalties that became unencumbered during such period, subject to the following:

(a)       Any and all dividend payments must be made in accordance with all laws, rules and regulations applicable thereto, EFT’s Amended and Restated Certificate of Incorporation (the “COI”), and EFT’s Second Amended and Restated Bylaws (the “Bylaws”). EFT shall not be liable under this Agreement for the non-payment of any dividend payment hereunder if the payment thereof would be in violation of any law, rule or regulation applicable thereto, EFT’s COI, or EFT’s Bylaws;

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(b)       Any and all catalyst markup fees, laboratory fees, technical service fees, contract / signing fees or any other fees which are not royalties (prepaid or running) are hereby excluded from the above-referenced royalty calculation. In addition, the prepaid license fees that EFT received from Nordic Blue Crude AS in March 2021 are hereby excluded from the above-referenced royalty calculation;

(c)       Any and all dividend payments from EFT to B&V hereunder will immediately cease upon the earlier to occur of the following: (i) B&V’s receipt of cumulative dividend payments from EFT totaling $7,964.77 per share (as adjusted for any stock combinations or splits with respect to such shares) (or a total cumulative amount of $3,000,000), (ii) the termination of B&V’s Put Option as to all of its shares under Section 5.2(e) of the SPA or (iii) all of B&V’s Series A Convertible Participating Preferred Stock converting to Common Stock under EFT’s COI;

(d)       For purposes of simplifying both parties’ administration of the mandatory conversion procedures of B&V’s Series A Convertible Participating Preferred Stock to Common Stock under EFT’s COI, any and all such dividend payments will be paid semi-annually to B&V hereunder and will not be due and payable until 30 days after each June 30 and December 31 of the 6-month period in which such dividend payments accrued;

(e)       For purposes of this Agreement, the term “unencumbered” means, (i) not being subject to any liquidated damages and (ii) not being refundable upon the occurrence of certain conditions; and

(f)       Any royalties and prepaid licensed fees received by EFT prior to January 1, 2021 are hereby excluded from the above-referenced royalty calculation.

EPC Contractor for Micro-GTL

3.       For a period of 5 years after the effective date of this Agreement, for any EFT-controlled Micro-GTL (as defined below) project, EFT will use B&V as its EPC contractor for such Micro-GTL project, subject to the following:

(a)       B&V’s fees for the project must not be materially higher than the fees of other reputable EPC contractors for the same scope of work. If B&V’s fees are not competitive, EFT may issue an RFP to seek industry competitive offers;

(b)       For purposes of this Agreement, “Micro-GTL” means a plant utilizing EFT’s technology which has a nominal design capacity of less than 75 BPD and which is designed and operated to convert Authorized Feedstock (as defined below) into Fuels (as defined below). For the avoidance of doubt, Micro-GTL does not include EFT’s flarebuster systems;

(c)       For purposes of this Agreement, “Authorized Feedstock” means Biogas (as defined below) and natural gas blended up to 30% of the total BTU content of the feedstock;

(d)       For purposes of this Agreement, “Biogas” means the mixture of primarily methane and carbon dioxide generated from landfills, municipal wastewater treatment facility digesters, agricultural digesters, separated municipal solid waste digesters, and the cellulosic components of biomass processed in other waste digesters;

(e)       For purposes of this Agreement, “Fuels” means hydrocarbon containing materials useful as fuels or blending components therefor produced in a Micro-GTL plant or derived from such hydrocarbon containing materials by further treating or processing thereof. Fuels include diesel, jet fuel, synthetic paraffinic kerosene, and naphtha. Fuels shall not include hydrocarbon containing materials used as (i) lubricants, lubricating oil base stocks or blending components therefor; or (ii) chemicals feedstocks and products, except “Fuels” shall include naphtha where used as a fuel or where used as feed for producing C2-C4 olefins. Fuels shall also include C19+ (i.e., wax) hydrocarbons used as a feedstock for cracking to primarily C2-C4 olefins or which is subsequently hydroprocessed to produce Fuels or other blending components for Fuels; and

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(f)       For the purposes of this Agreement, “EFT-controlled” means EFT will develop, own, have the right to choose the EPC contractor, or other similar measures of control.

Miscellaneous

4.       This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject matter hereof.

5.       This Agreement may not be amended except by a written instrument referencing this Agreement that is signed by both EFT and B&V.

6.       The Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

7.       No delay or omission to exercise any right, power or remedy accruing to any party to this Agreement upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy of such non-defaulting party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.

8.       If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement, and such court will replace such illegal, void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Agreement shall be enforceable in accordance with its terms.

9.       This Agreement shall be governed by, and construed in accordance with, the laws of the State of Oklahoma, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

10.       With respect to any disputes arising out of or related to this Agreement, EFT and B&V consent to the exclusive jurisdiction of, and venue in, the state courts in Tulsa County in the State of Oklahoma (or in the event of exclusive federal jurisdiction, the courts of the Northern District of Oklahoma).

11.       In the event that any suit or action is instituted to enforce any provisions in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

12.       This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

13.       Each party represents this Agreement has been duly and validly approved by all necessary corporate action, and this Agreement, when executed will constitute the legal, valid, binding, and enforceable obligation and agreement of such party.

[Signature page follows]

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The parties are signing this Agreement as of the date stated in the introductory clause.

“EFT”

Emerging Fuels Technology, Inc.,

an Oklahoma corporation

/s/ Kenneth L. Agee

Kenneth L. Agee, President

“B&V”

Black & Veatch Corporation,

a Delaware corporation

By: /s/ David E. Kerns

Name: David E. Kerns

Title: EVP

[Signature Page to Agreement]

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STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is made on this 2nd day of December, 2015, between Emerging Fuels Technology, Inc., an Oklahoma corporation (the “Company”), and Black & Veatch Corporation, a Delaware corporation (the “Investor”).

ARTICLE 1

ISSUANCE AND SALE OF COMMON STOCK

1.1       Issuance. The Company will, prior to the Closing (as defined below), authorize the sale and issuance of 376.65882 shares of the Company’s Series A Convertible Participating Preferred Stock, par value $0.01 per share (the “Series A Stock”), which shares will represent, after such sale and issuance, 10.65% of the then issued and outstanding shares of the Company’s Stock, as defined below, on a fully-diluted basis.

1.2       Sale of Preferred Stock. Subject to the terms and conditions of this Agreement, the Investor agrees to purchase, and the Company agrees to sell and issue to the Investor, 376.65882 shares of Series A Stock at a cash purchase price of $7,964.77 per share for an aggregate cash purchase price of $3,000,000. The shares of Series A Stock sold and issued to the Investor pursuant to this Agreement shall be referred to herein as the “Shares.”

1.3       Defined Terms Used in this Agreement. In addition to the terms defined above, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below:

“Affiliate” means, with respect to any specified person, any other person who, directly or indirectly, controls, is controlled by, or is under common control with such person, including, without limitation, any general partner, managing member, officer or director of such person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such person.

“Amended and Restated Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company in substantially the form of Exhibit J.

“Ancillary Agreements” means the Collaboration Agreement, Common Stock Warrant, Confidentiality Agreement, Shareholders Agreement, and the Registration Rights Agreement.

“Closing” has the meaning set forth in Section 2.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collaboration Agreement” means the First Amended and Restated Collaboration Agreement in substantially the form of Exhibit A.

“Common Stock” means the Company’s common stock, par value $0.01 per share.

“Common Stock Warrant” means the Common Stock Warrant in substantially the form of Exhibit B.

“Confidentiality Agreement” means the Confidentiality Agreement in substantially the form of Exhibit C.

“Financial Statements” has the meaning set forth in Section 3.8.

“Intellectual Property” has the meaning set forth in Section 3.12(a).

“knowledge” means the actual knowledge after reasonable investigation of the officers and directors of the Company.

“Material Adverse Effect” means a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property, prospects or results of operations of the Company in excess of $50,000.

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“Material Contract” has the meaning set forth in Section 3.10.

“Preferred Stock” means the Company’s preferred stock, par value $0.01 per share.

“Put Option” has the meaning set forth in Section 5.2.

“Put Option Notice” has the meaning set forth in Section 5.2(b).

“Registration Rights Agreement” means the Registration Rights Agreement in substantially the form of Exhibit K.

“Repurchase Price” has the meaning set forth in Section 5.2(c).

“Schedule of Exceptions” means the Schedule of Exceptions, attached hereto as Exhibit E.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shareholders Agreement” means the Fourth Amended and Restated Shareholders Agreement, between the Company and the shareholders thereof, in substantially the form of Exhibit D.

“Stock” means both Common Stock and Preferred Stock.

“Warrant Shares” means the shares of Common Stock that may be purchased by the Investor pursuant to the Common Stock Warrant.

ARTICLE 2

CLOSING; DELIVERIES

2.1       Closing. The closing of the purchase, sale and issuance of the Shares and the other transactions contemplated by this Agreement (the “Closing”) shall take place simultaneously with the execution and delivery of this Agreement on the date hereof at the offices of the Company located at 11367 East 61st Street, Broken Arrow, Oklahoma 74012 or by means of a simultaneous virtual closing between the Company and the Investor.

2.2       Deliveries of the Company. At the Closing, the Company will execute and/or deliver, as applicable, to the Investor:

(a)       a certificate or certificates, registered in the Investor’s name, representing the Shares being purchased by the Investor;

(b)       the Ancillary Agreements executed by the Company;

(c)       a certificate of the Company executed by the Company’s secretary, in substantially the form of Exhibit F;

(d)       a legal opinion from the Company’s counsel, dated as of the Closing, in substantially the form of Exhibit G;

(e)       evidence of the filing of the Amended and Restated Certificate of Incorporation; and

(f)       resolutions adopted by the board of directors of the Company (i) adding 1 newly created directorship of the Company and (ii) appointing the Investor’s designee to fill such newly created directorship.

2.3       Deliveries of the Investor. At the Closing, the Investor will execute and/or deliver, as applicable, to the Company:

(a)       the purchase price for the Shares being purchased by the Investor, by (i) cashier’s check payable to the Company, or (ii) wire transfer in accordance with the Company’s instructions; and

(b)       the Ancillary Agreements executed by the Investor or Investor’s designee, as applicable.

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ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth on the Schedule of Exceptions, the Company represents and warrants to the Investor as follows:

3.1       Organization, Good Standing, and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Oklahoma. The Company has the requisite corporate power and authority to own and operate its properties and assets, to carry on its business as presently conducted, to execute and deliver this Agreement and the Ancillary Agreements, to issue and sell the Shares and to perform its obligations pursuant to this Agreement and the Ancillary Agreements. The Company is presently qualified to do business as a foreign corporation in each jurisdiction where the failure to be so qualified could reasonably be expected to have a Material Adverse Effect.

3.2       Subsidiaries. The Company does not own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity. The Company is not a participant in any joint venture, partnership or similar arrangement.

3.3       Capitalization. The authorized Stock of the Company consists of 10,000 shares of Stock, of which 3,158.82354 shares of Common Stock are issued and outstanding and owned by the shareholders in the amounts specified on Exhibit H. To the best of the Company’s knowledge, each shareholder (a) is the sole record owner such shares of Stock, (b) has the sole legal and beneficial ownership of, and good and marketable title to, such shares of Stock, free and clear of any defects in title or liens, claims or encumbrances of any kind or nature, and (c) has not sold, assigned, transferred, conveyed, delivered or otherwise disposed of or entered into any contract, agreement, arrangement or commitment pursuant to which such shareholder has or is obligated to sell, assign, transfer, convey, deliver or otherwise dispose of, all or any right, title or interest in or to any of such shares of Stock. Such shares of Stock are duly authorized, validly issued and outstanding, fully paid and non-assessable, and were issued free of preemptive rights or rights of first refusal in accordance with applicable corporate and securities laws. There are no options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the Stock or obligating the Company to issue, sell or otherwise cause to become outstanding any Stock or any securities convertible into or exchangeable for shares of Stock. Except as set forth in the Shareholders Agreement, there are no voting trusts, agreements, proxies or other understandings in effect with respect to the voting or transfer of any of the Stock. There is no outstanding or authorized equity appreciation, phantom participation, equity incentive or similar rights or plans with respect to the Company.

3.4       Authorization. All corporate action on the part of the Company and its directors, officers and shareholders necessary for the authorization, execution and delivery of this Agreement and the Ancillary Agreements by the Company, the authorization, sale, issuance and delivery of the Shares and the Warrant Shares, and the performance of all of the Company’s obligations hereunder and thereunder has been taken. This Agreement and the Ancillary Agreements, when executed and delivered by the Company, shall constitute valid and binding obligations of the Company, enforceable in accordance with their respective terms, except (i) as limited by laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) as limited by rules of law governing specific performance, injunctive relief or other equitable remedies and by general principles of equity.

3.5       Governmental Consent. Assuming the accuracy of the representations made by the Investor in Article 4, no consent, approval or authorization of or designation, declaration of filing with any governmental authority on the part of the Company is required in connection with the valid execution and delivery of this Agreement, or the offer, sale or issuance of the Shares, or the consummation of any other transactions contemplated by this Agreement, except for the filing of (i) a Form D (Notice of Exempt Offering of Securities) with the United States Securities and Exchange Commission and (ii) an Oklahoma Accredited Investor Exemption with the Oklahoma Department of Securities, which will be timely filed within the applicable periods therefor.

3.6       Compliance with Other Instruments. The Company is not in violation or default of (i) any provisions of its certificate of incorporation or bylaws, each as amended to date, (ii) any instrument, judgment, order, writ, decree or contract to which it is a party or by which it is bound or (iii) any provision of federal or state statute, rule or regulation applicable to the Company. The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby will not result in any such violation or default or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any such provision, instrument, judgment, order, writ, decree or contract or (ii) an event which results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, forfeiture, or nonrenewal of any material permit, license authorization or approval, applicable to the Company, its business or operations or any of its assets or properties.

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3.7       Valid Issuance of Shares. Upon consummation of the transactions contemplated by this Agreement, the Shares will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Shareholders Agreement, applicable state and federal securities laws and liens or encumbrances created by or imposed by the Investors. When issued by the Company, the Warrant Shares and any Common Stock issued upon the conversion of the Shares will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Shareholders Agreement, applicable state and federal securities laws and liens or encumbrances created by or imposed by the Investors. Assuming the accuracy of the representations of the Investor in Article 4 of this Agreement and subject to the filings described in Section 3.5, the Shares will be issued in compliance with all applicable federal and state securities laws.

3.8       Financial Statements. The Company has delivered to the Investor its unaudited balance sheet and income statement as of and for the period ended December 31, 2014 and its unaudited balance sheet and income statement as of and for the period ended August 31, 2015 (collectively, the “Financial Statements”). The Financial Statements are attached hereto as Exhibit I. The Financial Statements: (i) have been prepared in accordance with the books and records of the Company, (ii) are true, accurate, and complete in all material respects and present fairly and accurately the financial position of the Company as of the dates specified and the results of the Company’s operations for the periods specified, (iii) reflect all assets and all liabilities of the Company, and (iv) have not been rendered untrue, incomplete, misleading, or unfair as representations of the financial position, results of operations or changes in the financial position of the Company by events subsequent to the respective dates thereof; provided, however, the Financial Statements have not been prepared in accordance with generally accepted accounting principles.

3.9       Absence of Changes. Since August 31, 2015, there has not been: (a) any material change in the assets, liabilities, financial condition or operating results of the Company; (b) any damage, destruction or loss, whether or not covered by insurance; (c) any waiver by the Company of a material right or of a material debt owed to it; (d) any material change or amendment to a material agreement by which the Company or any of its assets or properties is bound or subject to; (e) any loans made by the Company to its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business; (f) any resignation or termination of any executive officer or key employee of the Company; (g) any change in any compensation arrangement or agreement with any employee; (h) any sale, assignment or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets; (i) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and that is not material to the business, properties, prospects or financial condition of the Company; (j) any declaration, setting aside or payment or other distribution in respect of any of the Company’s Stock, or any direct or indirect redemption, purchase or other acquisition of any of such Stock by the Company; (k) any mortgage, pledge, transfer of a security interest in, or lien, created by the Company, with respect to any of its properties or assets, except liens for taxes not yet due or payable; (l) any receipt of notice that there has been a loss of, or order cancellation by, any major customer of the Company; (m) any other event or condition of any character that has had or is reasonably likely to have a Material Adverse Effect; or (n) any agreement or commitment by the Company to do any of the things described in this Section 3.9.

3.10       Material Contracts. Except for the agreements explicitly contemplated hereby, there are no agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which the Company is a party or by which it is bound which may involve (i) obligations (contingent or otherwise) of, or payments to, the Company, individually, in excess of $50,000, or in the aggregate, in excess of $100,000, (ii) the license of any patent, copyright, trade secret or other proprietary right to or from the Company, (iii) the grant of rights to manufacture, produce, assemble, license, market or sell the Company’s products or affect the Company’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products, (iv) agreements with any shareholder of the Company, and (v) agreements upon which the business of the Company is substantially dependent (each, a “Material Contract”, collectively the “Material Contracts”). All of the Material Contracts are valid, binding and in full force and effect in all material respects, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies and to general principles of equity. The Company is not in material default under any of such Material Contracts.

3.11       Title to Properties and Assets; Liens, etc. The Company has good and marketable title to its properties and assets, and has good title to all its leasehold interests, in each case subject to no mortgage, pledge, lien, lease, encumbrance or charge, other than (i) liens for current taxes not yet due and payable, and (ii) liens in respect of pledges or deposits under workers’ compensation laws or similar legislation. With respect to the property and assets it leases, the Company is in compliance with such leases in all material respects and, to its knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances, subject to clauses (i)-(ii) above. All facilities, machinery, equipment, fixtures, vehicles and other properties owned, leased or used by the Company are in good operating condition and repair and are reasonably fit and usable for the purposes for which they are being used.

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3.12       Intellectual Property.

(a)       Ownership. The Company owns or licenses pursuant to valid license agreements, without any conflict with or infringement of the rights of others, sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses (software or otherwise), information, processes and similar proprietary rights (“Intellectual Property”) necessary to the business of the Company as presently conducted. There are no outstanding options, licenses or agreements relating to the Intellectual Property, and the Company is not bound by or a party to any options, licenses or agreements with respect to the Intellectual Property of any other person or entity. The Company has not received any written or oral communication alleging that the Company has violated any of the Intellectual Property of any other person or entity. The Company is not obligated to make any payments by way of royalties, fees or otherwise to any owner or licensor of or claimant to any Intellectual Property with respect to the use thereof in connection with the conduct of its business as presently conducted.

(b)       No Breach by Employees. The Company is not aware that any of its employees is obligated under any contract or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with the use of his or her efforts to promote the interests of the Company or that would conflict with the Company’s business as presently conducted. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company’s business by the employees of the Company, nor the conduct of the Company’s business as presently conducted, will, to the Company’s knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated. The Company does not believe it is or will be necessary to use any inventions of any of its employees made prior to their employment by the Company.

(c)       Proprietary Information and Invention Assignment. Each technical and senior managerial employee of the Company has executed a confidential information and invention assignment agreement. Each consultant to the Company that has had access to the Company’s Intellectual Property has entered into an agreement containing appropriate confidentiality and invention assignment provisions. To the knowledge of the Company, no officer, employee or consultant of the Company is in violation of such confidential information and invention assignment agreement or any prior employee contract or proprietary information agreement with any other corporation or third party.

3.13       Litigation, etc. There are no actions, suits, proceedings or investigations pending or, to the Company’s knowledge, currently threatened against the Company or its properties before any court or governmental agency. The Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality.

3.14       Permits. The Company has all franchises, permits, licenses, and any similar authority necessary for the conduct of its business as now being conducted by it. The Company is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

3.15       Registration and Voting Rights. The Company is presently not under any obligation and has not granted any rights to register under the Securities Act any of its presently outstanding securities or any of its securities that may hereafter be issued. Except as set forth in the Shareholders Agreement, no shareholder of the Company has entered into any agreements with respect to the voting of Stock of the Company.

3.16       Disclosure. To the Company’s knowledge, neither this Agreement nor any other documents or certificates delivered in connection herewith, when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

3.17       Employees.

(a)       To the best of the Company’s knowledge, there are no strike, labor dispute or union organization activities pending or threatened between it and its employees. None of its employees belongs to any union or collective bargaining unit. The Company is not a party to or bound by any currently effective employment contract, deferred compensation agreement, bonus plan, incentive plan, profit sharing plan, retirement agreement, or other employee compensation agreement. The Company is not aware that any officer or key employee intends to terminate his employment with the Company, nor does the Company have a present intention to terminate the employment of any officer or key employee. Subject to general principles related to wrongful termination of employees, the employment of each officer and employee of the Company is terminable at the will of the Company.

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(b)       As of the date hereof, the Company employs 10 full-time employees and 1 part-time employee.

(c)      The Company is not delinquent in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants or independent contractors. The Company has complied in all material respects with all applicable state and federal equal employment opportunity laws and with other laws related to employment, including those related to wages, hours, worker classification and collective bargaining. The Company has withheld and paid to the appropriate governmental entity or is holding for payment not yet due to such governmental entity all amounts required to be withheld from employees of the Company and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing.

(d)      The Company has not made any representations regarding equity incentives to any officer, employee, director or consultant that are inconsistent with Exhibit H.

(e)       Each former key employee whose employment was terminated by the Company has entered into an agreement with the Company providing for the full release of any claims against the Company or any related party arising out of such employment and assigning all Intellectual Property to the Company.

3.18       Employee Benefit Plans. The Schedule of Exceptions sets forth each employee benefit plan maintained, established or sponsored by the Company, or which the Company participates in or contributes to, which is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Company has made all required contributions and has no liability to any such employee benefit plan, other than liability for health plan continuation coverage described in Part 6 of Title I(B) of ERISA, and has complied in all material respects with all applicable laws for any such employee benefit plan.

3.19       Insurance. The Company has in full force and effect fire and casualty policies, a general liability policy, a workers compensation policy, and a professional liability policy, in such amounts customary for companies in similar businesses similarly situated.

3.20       Brokers or Finders. The Company has not incurred, and will not incur, directly or indirectly, as a result of any action taken by the Company, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any of the transactions contemplated hereby.

3.21       Taxes. The Company has timely filed all tax returns required to be filed by it in accordance with applicable laws, and all such tax returns were correct and complete in all material respects. All taxes (whether or not reflected on a tax return) due and owing by the Company prior to the Closing have been paid. The Company is not currently the beneficiary of any extension of time within which to file any tax return. The Company does not have any item of income that accrued in a prior tax period but is required to be recognized in a tax period ending after the Closing. There have been no examinations or audits of any tax returns or reports by any applicable federal, state, local or foreign governmental agency.

3.22       Environmental and Safety Laws. To its knowledge, the Company is not in violation of any applicable statute, law, or regulation relating to the environment or occupational health and safety, and to its knowledge, no material expenditures are or will be required in order to comply with any such existing statue, law, or regulation.

3.23       Real Property Holding Corporation. The Company is not a “real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

3.24       Corporate Documents. The certificate of incorporation and bylaws of the Company and the Shareholders Agreement are in the form previously provided to the Investors. The copy of the minute books of the Company provided to the Investors contains complete and correct minutes of all meetings of directors and shareholders and all actions by written consent without a meeting by the directors and shareholders since the date of incorporation and reflects all actions by the directors (and any committee of directors) and shareholders with respect to all transactions referred to in such minutes completely and accurately in all material respects.

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3.25       Certain Transactions.

(a)       Other than standard employee benefits generally made available to all employees, there are no agreements, understandings or proposed transactions between the Company and any of its current or former officers, directors, consultants or key employees, or any Affiliate thereof.

(b)       The Company is not indebted, directly or indirectly, to any of its directors, officers or employees or to their respective spouses or children or to any Affiliate of any of the foregoing, other than in connection with expenses or advances of expenses incurred in the ordinary course of business and for other customary employee benefits made generally available to all employees. None of the Company’s current directors, officers or employees, or any members of their immediate families, or any Affiliate of the foregoing are, directly or indirectly, indebted to the Company, have any (i) to the best of the Company’s knowledge, material commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship with any of the Company’s customers, suppliers, service providers, joint venture partners, licensees and competitors, (ii) to the best of the Company’s knowledge, direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation which competes with the Company except that directors, officers, employees or stockholders of the Company may own stock in (but not exceeding two percent (2%) of the outstanding capital stock of) publicly traded companies that may compete with the Company; or (iii) financial interest in any material contract with the Company.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF INVESTORS

The Investor represents and warrants to the Company as follows:

4.1       Investment Intent. The Investor is acquiring the Shares for investment for the Investor’s own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof, and that the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. The Investor further represents that it does not have any contract, undertaking, agreement or arrangement with any person or entity to sell, transfer or grant participation to such person or entity or to any third person or entity with respect to any of the Shares.

4.2       Investment Experience. The Investor has such knowledge and experience in financial and business matters so that the Investor is capable of evaluating the merits and risks of the Investor’s investment in the Company.

4.3       Access to Data. The Investor has had an opportunity to ask questions of, and receive answers from, the officers of the Company concerning this Agreement and the Ancillary Agreements, the exhibits and schedules attached hereto and thereto and the transactions contemplated by this Agreement and the Ancillary Agreements, as well as the Company’s business, properties, management and financial affairs. The Investor believes that it has received all the information the Investor considers necessary or appropriate for deciding whether to purchase the Shares. The foregoing, however, does not limit or modify the representations and warranties of the Company in Article 3 of this Agreement or the right of the Investor to rely thereon.

4.4       Accredited Investor. The Investor is an “accredited investor” within the meaning of Regulation D, Rule 501(a), promulgated by the Securities and Exchange Commission under the Securities Act.

4.5       Restricted Securities. The Investor understands that the Shares have not been, and will not be, registered under the Securities Act or applicable state securities laws, by reason of specific exemptions from the registration provisions of the Securities Act and state securities laws which depend upon, among other things, the bona fide nature of the investment intent and the accuracy of the Investor’s representations as expressed herein. The Investor understands that the Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Investor must hold the Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Investor further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares, and on requirements relating to the Company which are outside of the Investor’s control, and which the Company is under no obligation and may not be able to satisfy.

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4.6       No Public Market. The Investor understands and acknowledges that no public market now exists for any of the securities issued by the Company and that the Company has made no assurances that a public market will ever exist for the Company’s securities.

4.7       Authorization.

(a)       The Investor has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements (to which the Investor is a party), to purchase the Shares hereunder and to carry out and perform the Investor’s obligations hereunder and thereunder. All action on the part of the Investor necessary for the authorization, execution, delivery and performance of this Agreement and the Ancillary Agreements (to which the Investor is a party), and the performance of all of the Investor’s obligations hereunder and thereunder, has been taken.

(b)       This Agreement and the Ancillary Agreements (to which the Investor is a party), when executed and delivered by the Investor, will constitute valid and legally binding obligations of the Investor, enforceable in accordance with their terms except: (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies or by general principles of equity.

(c)       No consent, approval, authorization, order, filing, registration or qualification of or with any court, governmental authority or third person is required to be obtained by the Investor in connection with the execution and delivery of this Agreement and the Ancillary Agreements (to which the Investor is a party) by the Investor or the performance of the Investor’s obligations hereunder or thereunder.

4.8       Brokers or Finders. The Investor has not incurred, and will not incur, directly or indirectly, as a result of any action taken by the Investor, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any of the transactions contemplated hereby.

4.9       Legends. The Investor understands and agrees that the certificates evidencing the Shares, or any other securities issued in respect of the Shares upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall bear the following legends:

“THE SHARES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO AND TRANSFERABLE ONLY UPON COMPLIANCE WITH THE TERMS OF AN AGREEMENT AMONG THE SHAREHOLDERS OF THIS CORPORATION AND THE CORPORATION RESTRICTING TRANSFER OF SHARES OF THE CORPORATION. ANY TRANSFER IN VIOLATION OF THAT AGREEMENT IS INVALID. THE AGREEMENT IS BINDING ON ANYONE WHO ACQUIRES SHARES. A COPY OF THE AGREEMENT IS AVAILABLE FOR INSPECTION AT THE OFFICE OF THE CORPORATION.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT AND/OR APPLICABLE STATE SECURITIES LAWS, OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, REASONABLY SATISFACTORY TO THE CORPORATION AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.”

ARTICLE 5

COVENANTS

5.1       Use of Proceeds. The Company will use the proceeds from the sale of the Shares as follows:

(a)       For the Company’s installation of a full commercial scale steam cooled tubular reactor in the Company’s laboratory. The minimum tube length will be 20 feet;

(b)       To hire a process engineer to interface with the Investor on projects; and

(c)       Subject to Sections 5.1(a)-(b) above, as otherwise directed by the Company’s board of directors.

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5.2       Put Option. At any time on or after the fifth anniversary of the date of the issuance of the Shares, if the Company has not paid the Investor a cumulative per share amount in dividends equal to the per share purchase price paid by the Investor for the applicable Shares, then the Investor shall have the right to require the Company to repurchase all or a portion of those Shares (the “Put Option”), in accordance with the following terms.

(a)       Number of Shares Subject to Put Option. The number of Shares that are subject to the Put Option will be limited to the number of Shares then-owned by the Investor that have not been converted to Common Stock less a number of Shares determined by dividing (i) the cumulative amount of dividends then paid by the Company to the Investor, by (ii) $7,964.77.

For Example: If (i) the Investor purchased 376.65882 shares of Series A Stock at a purchase price of $7,964.77 per share, (ii) the Company had paid $2,000,000 in dividends to the Investor, and (iii) on or after 5 years the Investor still owned all of the shares and none of the shares had been converted to Common Stock, then the number of shares subject to the Put Option are 125.55302—calculated as follows: 376.65882 minus ($2,000,000 divided by $7,964.77).

(b)       Put Option Notice. In order to exercise the Put Option, the Investor shall provide written notice to the Company of such election (the “Put Option Notice”). The Put Option Notice shall include the number of Shares that the Investor is electing to have the Company repurchase under the Put Option. The Investor may only provide one Put Option Notice to the Company per calendar year.

(c)       Repurchase Price. The repurchase price (the “Repurchase Price”) shall be equal to the following: The proportion that the number of Shares subject to the Put Option Notice bears to the total number of Preferred Stock and Common Stock then issued and outstanding multiplied by the Company’s enterprise value determined based on an appraisal price determined by a mutually agreed upon independent valuation firm without any discount for minority status or illiquidity of the equity securities of the Company. The cost of the appraisal shall be borne by the Investor.

(d)       Closing of Repurchase. The Company and the Investor shall close the repurchase on or before the later to occur of, (i) 90 days after the Company’s receipt of the Put Option Notice or (ii) 60 days after the determination of the appraisal price under Section 5.2(b). On or before the closing, the Company and the Investor shall enter into a mutually acceptable repurchase agreement under which (y) the Company shall pay the Repurchase Price to the Investor in cash, and (z) the Investor shall surrender to the Company the applicable certificates evidencing the Shares being repurchased. If the Company is not able to pay the Repurchase Price in cash to the Investor at the closing of the repurchase, then the closing shall be delayed and the Company shall undertake its best efforts during the 120-day period immediately following the scheduled closing of the purchase so that such amounts may be paid in full in cash. If, notwithstanding such efforts, the Company is unable to repurchase all of the Shares the Investor elected to have the Company repurchase under the Put Option in cash within such 120-day period, the Company will pay the maximum portion of such Repurchase Price to Investor in cash, and shall pay the remaining portion of the Repurchase Price by issuing to the Investor a fully amortizing note with a term to maturity not to exceed one year, accruing interest at an annual rate equal to 12.00% per annum payable in equal monthly payments of principal and interest and with customary terms, conditions, benefits and protections. Notwithstanding anything contained in this Section 5.2(d) to the contrary, if the Company is not able to pay the Repurchase Price in full in cash either at the scheduled closing or delayed closing, the Investor may rescind the repurchase (or any portion thereof) at the Investor’s sole election. If the Company fails to satisfy its obligations pursuant to this Section 5.2(d), the Investor may pursue any and all rights and remedies at law or in equity.

(e)       Termination of Put Option. The Put Option shall terminate upon the earliest of, (i) immediately prior to the closing of a firmly underwritten, public offering by the Company of shares of Common Stock, registered under the Securities Act of 1933, as amended, (ii) immediately prior to the Company’s closing of a merger, reverse merger or consolidation with another corporation and such surviving entity’s common stock is registered under the Securities Act of 1933, as amended, (iii) the conversion of any Shares into fully paid and non-assessable shares of Common Stock; provided, however, the Put Option shall only terminate as to those Shares converted, (iv) the written consent to such termination by the Investor or (v) 10 years after the execution of this Agreement.

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ARTICLE 6

MISCELLANEOUS

6.1       Amendment. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Agreement and signed by the Company and the Investor.

6.2       Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by facsimile or otherwise delivered by hand, messenger or courier service addressed to the appropriate party at the address specified below (or to such other address or addresses as any such party may from time to time designate as to itself by like notice):

(a)	if to the Company, to the attention of the President at:

Emerging Fuels Technology, Inc.

11367 E. 61st St.

Broken Arrow, OK 74012

Facsimile: (918) 286-6801

(b)	if to the Investor, to the attention of the General Counsel at:

Black & Veatch Corporation

11401 Lamar Ave.

Overland Park, KS 66211

Facsimile: (913) 458-2934

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given (i) if delivered by hand, messenger or courier service, when delivered, or (ii) if sent by mail, at the earlier of its receipt or three (3) days after the same has been deposited in a regularly maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid, or (iii) if sent by facsimile, upon confirmation of facsimile transfer.

6.3       Expenses. The Company and the Investor shall each pay their own expenses in connection with the transactions contemplated by this Agreement.

6.4       Survival. The representations and warranties of the Company and the Investor contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing for a period of two (2) years after Closing and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of the Investor or the Company. The covenants and obligations of the Company and the Investor contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement indefinitely.

6.5       Indemnification. The Company agrees to indemnify and hold harmless the Investor and the Investor’s representatives, agents, advisors, legal representatives, successors and assigns from and against any and all liability, loss, damage, claim, cause of action, and expenses, caused, directly or indirectly, by or as a result of (a) any breach of any of the representations and warranties made by the Company to the Investor under Article 3 or (b) any breach of any covenant or obligation of the Company in this Agreement. The Investor agrees to indemnify and hold harmless the Company and its owners, directors, managers, officers, representatives, agents, advisors, legal representatives, successors and assigns from and against any and all liability, loss, damage, claim, cause of action, and expenses, caused, directly or indirectly, by or as a result of (a) any breach of any of the representations and warranties made by the Investor to the Company under Article 4 or (b) any breach of any covenant or obligation of the Investor in this Agreement.

6.6       Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

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6.7       Entire Agreement. This Agreement, including the exhibits attached hereto, constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof. No party shall be liable or bound to any other party in any manner with regard to the subjects hereof or thereof by any warranties, representations or covenants except as specifically set forth herein or therein.

6.8       Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party to this Agreement upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy of such non-defaulting party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party to this Agreement, shall be cumulative and not alternative.

6.9       Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement, and such court will replace such illegal, void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Agreement shall be enforceable in accordance with its terms.

6.10       Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

6.11       Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Oklahoma, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

6.12       Jurisdiction; Venue. With respect to any disputes arising out of or related to this Agreement, the parties consent to the exclusive jurisdiction of, and venue in, the state courts in Tulsa County in the State of Oklahoma (or in the event of exclusive federal jurisdiction, the courts of the Northern District of Oklahoma).

6.13       Further Assurances. Each party hereto agrees to execute and deliver all such other and additional instruments and documents and do all such other acts and things as may be necessary to more fully effectuate this Agreement.

6.14       Attorney’s Fees. In the event that any suit or action is instituted to enforce any provisions in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

6.15       No Commitment for Additional Financing. The Company acknowledges and agrees that the Investor has not made any representation, undertaking, commitment or agreement to provide or assist the Company in obtaining any financing, investment or other assistance, other than the purchase of the Shares as set forth herein and subject to the conditions set forth herein. In addition, the Company acknowledges and agrees that any obligation, commitment or agreement to provide or assist the Company in obtaining any financing or investment may only be created by a written agreement, signed by the Investor and the Company, setting forth the terms and conditions of such financing or investment. The Investor shall have the right, in the Investor’s sole and absolute discretion, to refuse or decline to participate in any other financing of or investment in the Company, and shall have no obligation to assist or cooperate with the Company in obtaining any financing, investment or other assistance.

[Signature page follows]

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The parties are signing this Stock Purchase Agreement as of the date stated in the introductory clause.

“COMPANY”

Emerging Fuels Technology, Inc.,
an Oklahoma corporation

/s/ Kenneth L. Agee
Kenneth L. Agee, President

“INVESTOR”

Corporation,
a Delaware corporation

By:	/s/ Doug Miller
Name:	Doug Miller
Title:	Vice President

[Signature Page to Stock Purchase Agreement]

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